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                                                                      Exhibit 23

            Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-8 (No. 33-20611, No. 33-30455, No. 33-58104, No. 33-58106, No. 33-56329, No. 333-44631, No.
333-95743, No. 333-121275 and 333-131404) and the Registration Statements on Form S-3 (No. 33-33104, No. 33-42265 and No. 33-41586) of Baldwin Technology Company, Inc. of our report dated September, 26 2006 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10 K. We also consent to the incorporation by reference of our report dated September 28, 2006 relating to the financial statement schedule, which appears in this Form 10 K.

PricewaterhouseCoopers LLP
Stamford, CT
September 28, 2006